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                                                                    EXHIBIT 6(a)


                       Renewal of Distribution Agreement
                       ---------------------------------

This Agreement made this 31st day of July, 1997 by and between Nuveen Flagship Multislate Trust II, a Massachusetts business trust (the "Fund"), and John Nuveen & Co. Incorporated, a Delaware corporation (the "Underwriter");

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the "Agreement") pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 1, 1997 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 1. 1998 in the manner required by the Investment Company Act of 1940;

NOW THERFORE, in consideration of the manual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 1998 and ratify and confirm the Agreement in all respects.


                                        NUVEEN FLAGSHIP MULTISTATE TRUST II

                                        By:/s/ Gifford R. Zimmerman
                                           ------------------------
                                           Vice President


ATTEST:

/s/ Karen L. Healy
-------------------
Assistant Secretary

                                        JOHN NUVEEN & CO. INCORPORATED


                                        By:/s/ Anna R. Kucinskis
                                           ------------------
                                           Vice President

ATTEST:

/s/ Larry Martin
-------------------
Assistant Secretary